Exhibit 99.1

Aytu BioPharma Reports Record ADHD Revenue and Operating

Income During Fiscal 2024 Second Quarter

Q2 2024 operating income of $2.4 million

Q2 2024 net loss of $0.2 million and adjusted EBITDA1 of $5.1 million

Q2 2024 Rx Segment net revenue of $18.7 million, net income of $0.7 million, and adjusted EBITDA of $5.5 million

Q2 2024 ADHD Portfolio net revenue up 49% compared to Q2 2023

$19.5 million cash balance at December 31, 2023

Company to host conference call and webcast today, February 14, 2024, at 4:30 p.m. Eastern time

DENVER, CO / February 14, 2024 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced financial and operational results for the fiscal 2024 second quarter.

Q2 2024 Highlights

●	Consolidated net revenue was $22.9 million, compared to $26.3 million in the prior year period. The decrease is primarily due to the planned wind down of the Company's Consumer Health Segment.
●	ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased 49% to $16.6 million, compared to $11.1 million in the prior year period.
●	Net revenue from the Company's Rx Segment was $18.7 million compared to $18.0 million in the prior year period.
●

Consumer Health Segment net revenue during Q2 2024 was $4.2 million, a decrease of 49% versus the prior year period, and in line with the Company's strategy to wind down the Consumer Health Segment. As previously announced, the Company is winding down its Consumer Health Segment with the objective of discontinuing this segment in order to drive long-term stockholder value.

●	Rx Segment gross margin improved to 78% in Q2 2024 compared to 72% in the prior year period.
●	Consolidated operating income during Q2 2024 was $2.4 million compared to an operating loss of $6.9 million in the prior year period.
●	Net loss during Q2 2024 was $0.2 million, or $0.04 per share, compared to a net loss of $6.7 million, or $2.15 per share, in Q2 2023.
●	Consolidated adjusted EBITDA was $5.1 million in Q2 2024 compared to $0.7 million in the prior year period, a 599% increase.
●	Cash and cash equivalents were $19.5 million at December 31, 2023, compared to $20.0 million at September 30, 2023.

[1]

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company's method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net income (loss) to adjusted EBITDA.

Management Discussion

“I am extremely pleased with the results of the second quarter of fiscal 2024, which culminated in our first quarter of positive operating income in company history,” commented Josh Disbrow, Chairman and Chief Executive Officer of Aytu.

“The strategic initiatives we have undertaken to re-position Aytu as a growing, and now operating profitable, specialty pharmaceutical company focused on commercializing novel prescription therapeutics are clearly working. Our ADHD Portfolio experienced a 49% year over year increase in net revenue during the second quarter to an Aytu record of $16.6 million driven by strong sales force execution and an enhanced commercial approach, along with continuing to leverage our innovative Aytu RxConnect platform, which we believe is a best-in-class patient support program. This growth in the ADHD Portfolio net revenue has been matched by an improvement in our Rx Segment gross margin, increasing from 72% a year ago to 78% this quarter, as well as efficiencies within operating expenses. Importantly, we believe we will see further operational improvements throughout calendar year 2024.”

“The strength within ADHD, which represents approximately 88% of our Rx Segment revenues, was partially offset by the continuing effect of payor changes within our Pediatric Portfolio, which have impacted both net revenues and scripts. We made progress during the quarter expanding our customer base, having recently implemented multiple commercial initiatives, and we have seen some unslacking of the distribution channel, which has resulted in Poly-Vi-Flor units up significantly for the month of January 2024 versus December 2023. There is still work to be done, but we believe the trend in the Pediatrics Portfolio is heading back in a positive direction.”

“As we have stated for the past few quarters, it has been our objective to transition Aytu from a multi-pronged approach, which included not only our Rx Segment, but also our Consumer Health Segment and pipeline development programs—both of which have been a drain on cash flows—to a specialty pharmaceutical company that can grow and achieve profitability. While we have been Rx Segment adjusted EBITDA positive for six of the last seven quarters, the ability to transition this business to operating income profitability is a tremendous accomplishment that was made possible by the hard-working individuals at Aytu. We remain focused on maximizing the potential of our Rx brands going forward with a focus on continuing to drive improvement in long-term stockholder value.”

Consumer Health Segment Update

In June 2023, the Company announced that it had instituted a strategic mandate focusing its business solely on its Rx Segment, in an effort to drive long-term stockholder value. The Rx Segment has generated positive adjusted EBITDA for the 2023 fiscal year and for six of the last reported seven quarters. This concentration on the Rx Segment will result in discontinuing the Consumer Health Segment altogether. The Company expects to sell through the remaining Consumer Health Segment inventory resulting in approximately neutral adjusted EBITDA for the Consumer Health Segment in fiscal 2024.

This goal of emphasizing profitability was initially started with the indefinite suspension of all pipeline clinical development programs announced in October 2022 to minimize research and development expense until such time that the Company can fund those efforts with internally generated cash flow or through partnerships. During fiscal 2023, the Consumer Health Segment contributed negative adjusted EBITDA of $3.6 million and pipeline programs contributed a negative adjusted EBITDA of $2.6 million, while the Company's Rx Segment contributed positive adjusted EBITDA of $9.4 million.

Segment Reporting

	Three Months Ended
	December 31,
	2023	2022
	(in thousands)
Consolidated net revenue:
Rx Segment	$18,748	$18,029
Consumer Health Segment	4,186	8,250
Total consolidated net revenue	$22,934	$26,279

Rx Segment net revenue:
ADHD Portfolio	$16,572	$11,120
Pediatric Portfolio	2,145	6,328
Other*	31	581
Total Rx Segment net revenue	$18,748	$18,029

*Other includes discontinued or deprioritized products.

Q2 2024 Financial Results

Net revenue for the second quarter of fiscal 2024 was $22.9 million, compared to $26.3 million for the prior year period.

Net revenue from the Rx Segment in the second quarter of fiscal 2024 was $18.7 million compared to $18.0 million in the prior year period. The ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 49% increase in net revenue to $16.6 million in the second quarter of fiscal 2024, compared to the prior year period. The Pediatric Portfolio (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue decreased to $2.1 million due to customer ordering timing as a result of payor changes that impacted scripts.

Net revenue from the Consumer Health Segment was $4.2 million in the second quarter of fiscal 2024, a decrease of 49% over the same quarter last year. As previously announced, the Company is winding down its Consumer Health Segment with the objective of discontinuing this segment to drive long-term stockholder value.

Consolidated gross profit was $16.2 million, or 71% of net revenue, in the second quarter of fiscal 2024, compared to $17.3 million, or 66% of net revenue, in the same quarter last year. Gross profit margin for the Rx Segment was 78% in the second quarter of fiscal 2024, compared with 72% in the prior year period.

Operating expenses, excluding amortization of intangible assets, impairment expense, and loss from contingent consideration, were $12.5 million in the second quarter of fiscal 2024 compared to $20.3 million in the prior year period.

Operating income during the second quarter of fiscal 2024 was $2.4 million compared to an operating loss of $6.9 million in the prior year period.

Net loss during the second quarter of fiscal 2024 was $0.2 million, or $0.04 per share, compared to a $6.7 million net loss, or $2.15 per share, in the prior year period. The prior year period was negatively impacted by impairment expense of $2.6 million.

Adjusted EBITDA was $5.1 million in the second quarter of fiscal 2024, compared to $0.7 million in the prior year period, a $4.4 million improvement. Adjusted EBITDA for the Rx Segment was $5.5 million in the second quarter of fiscal 2024, compared to $3.1 million in the prior year period, a $2.4 million improvement.

Cash and cash equivalents at December 31, 2023, were $19.5 million compared to $20.0 million at September 30, 2023.

Conference Call Details

Aytu will host a conference call today, February 14, 2024, at 4:30 p.m. Eastern time to discuss financial results for the second quarter of fiscal 2024 for the period ended December 31, 2023.

The conference call will be available via telephone by dialing toll free 888‑506‑0062 for U.S. callers or +1 973‑528‑0011 for international callers and using entry code 566278. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2142/49729.

A webcast replay will be available on the Investors News/Events section of the Company's website and may be discontinued at any time. A telephone replay of the call will be available approximately one hour following the call, through February 28, 2024, and can be accessed by dialing 877‑481‑4010 for U.S. callers or +1 919‑882‑2331 for international callers and entering replay access code 49729.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company focused on commercializing novel therapeutics. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company's plans relating to the Company's ability to efficiently wind down the Consumer Health Segment, the Company's ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the Company's overall financial and operational performance, potential adverse changes to the Company's financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10‑K and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com

Source: Aytu BioPharma, Inc.

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	December 31,
	2023	2022
Product revenue, net	$22,934	$26,279
Cost of sales	6,731	8,986
Gross profit	16,203	17,293

Operating expenses:
Selling and marketing	6,576	10,560
General and administrative	5,439	8,018
Research and development	524	1,710
Amortization of intangible assets	1,300	1,198
Impairment expense	—	2,600
Loss from contingent consideration	—	75
Total operating expenses	13,839	24,161
Income (loss) from operations	2,364	(6,868)
Other expense, net	(1,179)	(1,228)
(Loss) gain on derivative warrant liabilities	(577)	1,403
Income (loss) before income tax	608	(6,693)
Income tax expense	828	—
Net loss	$(220)	$(6,693)

Basic and diluted weighted-average common shares outstanding	5,517,670	3,110,304
Basic and diluted net loss per common share	$(0.04)	$(2.15)

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	December 31,	June 30,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$19,529	$22,985
Accounts receivable, net	29,403	28,937
Inventories	13,001	11,995
Prepaid expenses	8,105	8,047
Other current assets	1,333	868
Total current assets	71,371	72,832
Non-current assets:
Property and equipment, net	1,127	1,815
Operating lease right-of-use assets	2,133	2,054
Intangible assets, net	55,711	58,970
Other non-current assets	907	792
Total non-current assets	59,878	63,631
Total assets	$131,249	$136,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,473	$13,478
Accrued liabilities	43,413	46,799
Short-term line of credit	1,026	1,563
Current portion of debt	39	85
Other current liabilities	9,236	7,090
Total current liabilities	64,187	69,015
Non-current liabilities:
Debt, net of current portion	14,978	14,713
Derivative warrant liabilities	12,887	6,403
Other non-current liabilities	6,344	6,975
Total non-current liabilities	34,209	28,091
Stockholders' equity:
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 5,567,347 and 5,517,174 shares issued and outstanding, respectively	1	1
Additional paid-in capital	345,321	343,485
Accumulated deficit	(312,469)	(304,129)
Total stockholders' equity	32,853	39,357
Total liabilities and stockholders' equity	$131,249	$136,463

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

	For the Three Months Ended December 31, 2023
	Rx	Consumer Health	Pipeline R&D	Consolidated
Net income (loss) - GAAP	$667	$(791)	$(96)	$(220)
Depreciation and amortization	1,510	389	—	1,899
Stock-based compensation expense	707	113	—	820
Other expense, net	1,170	9	—	1,179
Loss on derivative warrant liabilities	577	—	—	577
Income tax expense	828	—	—	828
Adjusted EBITDA - non-GAAP	$5,459	$(280)	$(96)	$5,083

	For the Three Months Ended December 31, 2022
	Rx	Consumer Health	Pipeline R&D	Consolidated
Net loss - GAAP	$(3,996)	$(1,413)	$(1,284)	$(6,693)
Depreciation and amortization	1,572	281	—	1,853
Impairment expense	2,600	—	—	2,600
Stock-based compensation expense	2,974	80	13	3,067
Loss (gain) from contingent consideration	104	(29)	—	75
Other expense, net	1,217	11	—	1,228
Gain on derivative warrant liabilities	(1,403)	—	—	(1,403)
Adjusted EBITDA - non-GAAP	$3,068	$(1,070)	$(1,271)	$727